skillz

13 May 2013

Andrew Paradise
37 Revere Street #2
Boston, MA 02114

Re: Confidentiality, Non-Competition, Non-Solicitation and Assignment of Inventions Agreement

Dear Andrew:

As a condition of your employment with Skillz Inc. (the "the Company"), you must sign and return this letter agreement (the "Agreement"). This Agreement confirms your promise to protect and preserve information and property which is confidential and proprietary to the Company, its subsidiaries and affiliates, as well as other terms and conditions of your employment, including your agreement to reasonable limitations on the scope of your employment once your affiliation with the Company ends. Your execution and return of this Agreement is a condition of your employment with the Company.

In consideration of the mutual promises and covenants contained in this Agreement, your employment and/or continued employment with the Company, the compensation arrangement offered to you as part of your employment with the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, we have agreed as follows:

1. Prohibited Competition.

(a) Certain Acknowledgements and Agreements.

(i) We have discussed, and you recognize and acknowledge the competitive and proprietary aspects of the business of the Company.

(ii) You acknowledge that a business will be deemed "Competitive" with the Company if it performs any of the services or manufactures or sells any of the products provided or offered by the Company or if it performs any other services and/or engages in the marketing, production, manufacture, distribution or sale of any product or service similar to the services or products which were performed, produced, marketed, manufactured, distributed, sold, under development or planned by the Company during your affiliation with the Company, or which could substitute for such products or services.

(iii) You further acknowledge that, during the course of your affiliation with the Company, the Company will furnish, disclose or make available to you Confidential Information (as defined below) related to the Company's business and that the Company will provide you with unique and specialized training,

experiences and opportunities. You also acknowledge that such Confidential Information and such training, experiences and opportunities have been developed and will be developed by the Company through the expenditure by the Company of substantial time, effort and money and that all such Confidential Information and training, experiences and opportunities could be used by you to compete with the Company. You also acknowledge that if you become employed by or affiliated with any competitor of the Company in violation of your obligations to the Company, it is inevitable that you would disclose the Confidential Information to such competitor and would use such Confidential Information, knowingly or unknowingly, on behalf of such competitor. Further, in the course of your employment with the Company, you will be introduced to and collaborate with customers and other business partners of the Company. You acknowledge that any and all "goodwill" created through such relationships belongs exclusively to the Company, including, without limitation, any goodwill created as a result of direct or indirect contacts or relationships between you and any customers or other contacts of the Company.

(iv) For purposes of this Agreement, "Confidential Information," means confidential and proprietary information of the Company, whether in written, oral, electronic or other form, including but not limited to, information and facts concerning business plans, marketing plans, strategies, forecasts, customers, future customers, suppliers, licensors, licensees, partners, investors, affiliates or others, training methods and materials, financial information, pricing models and methods, sales prospects, client and partner lists, inventions, tests, test results, product assessments, improvements, inventions, products, designs, methods, show-how and know-how, techniques, systems, processes, software programs, algorithms, formulae, works of authorship, technical data and specifications, or any other technical or trade secrets of the Company or of any third party provided to you or the Company; provided that, Confidential Information will not include information that is in the public domain other than through any fault or act by you. The phrase, "trade secrets," as used in this Agreement, will be given its broadest possible interpretation under the law of the Commonwealth of Massachusetts and will include, without limitation, anything tangible or intangible or electronically kept or stored, which constitutes, represents, evidences or records any secret scientific, technical, merchandising, production or management information, or any design, process, procedure, formula, invention, improvement or other confidential or proprietary information or documents.

(v) You further acknowledge and agree that the Company exclusively owns and shall exclusively own all rights, title and interest to and in any and all accounts, clients and/or customers that you source, generate, solicit, and/or bring to the Company. You further acknowledge and agree that all business written or serviced for all customers, clients, and/or accounts of the Company, including, but not limited to, any customers, clients and/or accounts that you are responsible for generating business from on behalf of the Company, shall be written, renewed and serviced only through the facilities of the Company and in the name of the Company and shall be owned exclusively by the Company, including, but not

limited to, the complete and entire goodwill relationship with the clients, customers, and/or accounts with whom you shall transact business.

(b) Non-Competition; Non-Solicitation. During the period in which you are employed by or otherwise affiliated with the Company and for a period of twelve (12) months following the last day of your affiliation with the Company (the "Restricted Period"), you will not, without the prior written consent of the Company:

(i) For yourself or on behalf of any other person or entity, directly or indirectly, either as principal, partner, stockholder, officer, director, member, employee, consultant, agent, representative or in any other capacity, own, manage, operate or control, or be concerned with, connected with or employed by, or otherwise associate in any manner with, engage in, or have a financial interest in, any business which is directly or indirectly Competitive (as defined in Section 1(a)(ii) above) with the business of the Company, except that nothing contained herein will preclude you from purchasing or owning securities of any such business if such securities are publicly traded, and provided that your holdings do not exceed one percent (1%) of the issued and outstanding securities of any class of securities of such business; or

(ii) Either individually or on behalf of or through any third party, directly or indirectly, solicit, divert or appropriate or attempt to solicit, divert or appropriate any customer, client, or other business partner of the Company (or any person or entity which was a customer, client, or business partner of the Company at any time during the six (6) month period preceding such actual or attempted solicitation, diversion or appropriation), or any prospective customer, client, or business partner with respect to which the Company has developed or made a sales presentation (or similar offering of services) during the six (6) month period preceding such actual or attempted solicitation, for the purpose of competing with the Company or reducing the Company's relationship with any customers, clients, or other business partners of the Company; or

(iii) Either individually or on behalf of or through any third party, directly or indirectly, (A) solicit, entice or persuade or attempt to solicit, entice or persuade any employee of or consultant to the Company to end or reduce such person's relationship with the Company, or (B) employ, hire, cause to be employed or engaged, or solicit the employment or the engagement as a consultant of any employee of or consultant to the Company while any such person is affiliated with the Company or within six (6) months after any such person ceases to be affiliated with the Company; and/or

(iv) Either individually or on behalf of or through any third party, directly or indirectly, solicit, entice or persuade or attempt to solicit, entice or persuade any third party with whom the Company has a contractual or business relationship (including business referral sources, centers of business influence,

and/or strategic business partners) to sever, modify, reduce, or in any way alter their business or contractual relationship with the Company.

(c) Extension of Restricted Period. If you breach any of the terms of Section 1(b) above in any respect, the Restricted Period shall be extended for a period equal to the period that you were in breach.

(d) Reasonableness of Restrictions. You further recognize and acknowledge that (i) the types of employment which are prohibited by this Section 1 are narrow and reasonable in relation to the skills which represent your principal salable assets both to the Company and to other prospective employers, and (ii) the specific but broad geographical scope of the provisions of this Section 1 is reasonable, legitimate and fair to you in light of the nature of the Company's business, the Company's need to market and sell its services and products in an appropriate manner and in light of the limited restrictions on the type of activity prohibited compared to the activities for which you are qualified to earn a livelihood.

(e) Survival of Acknowledgements and Agreements. Your acknowledgements and agreements set forth in this Section 1 shall survive the termination of your affiliation with the Company.

2. Protected Information. You will at all times, both during the period while you are affiliated with the Company and after your affiliation with the Company ends, maintain in confidence and will not, without the prior written consent of the Company, use, except in the course of performance of your duties for the Company or by court order, disclose or give to others any Confidential Information. In the event you are questioned by anyone not employed by or otherwise affiliated with the Company or by an employee of or a consultant to the Company not authorized to receive Confidential Information, in regard to any Confidential Information, or concerning any fact or circumstance relating thereto, you will promptly notify the Company. Upon the termination of your affiliation with the Company for any reason or for no reason, or if the Company otherwise requests, (a) you will return to the Company all tangible Confidential Information and copies thereof (regardless how such Confidential Information or copies are maintained), and (b) you will deliver to the Company any property of the Company which may be in your possession, including, but not limited to, notes, notebooks, memoranda, reports, lists, records, specifications, software programs, data, graphics, computers, equipment, models, tools, cellular telephones, PDAs, pagers, credit and/or calling cards, keys, access cards, documentation or other materials of any nature and in any form, whether written, printed, electronic or in digital format or otherwise, relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs and any other Company property in your possession, custody or control (whether prepared by you or others). The terms of this Section 2 are in addition to, and not in lieu of, any other contractual, statutory, common law, or legal obligation that you may have relating to the protection of the Company's Confidential Information. The terms of this Section 2 shall survive indefinitely any termination of your affiliation with the Company for any reason or for no reason.

3. Ownership of Ideas, Copyrights and Patents.

(a) Property of the Company. All inventions, ideas, discoveries, creations, manuscripts and properties, work modifications, processes, software programs, works of authorship, documentation, innovations, improvements, know-how, show-how inventions, designs, developments, apparatus, trade secrets, techniques, methods, technical specifications, technical data, concepts, expressions, and formulae (collectively the "Inventions"), which may be used in the business of the Company, whether or not such Inventions are patentable, copyrightable, or registrable under copyright, trademark or similar statutes (including but not limited to The Semiconductor Chip Act), which you may conceive, make, author, devise, discover, reduce to practice, or develop (whether alone or in conjunction with another or others) during the period while you are affiliated with the Company and which in any way relate to the Company's business, will be the sole and exclusive property of the Company, and you agree to promptly disclose to the Company all such matters, as well as any such matters which you conceive, make, author, devise, discover, reduce to practice or develop during the six (6) month period following the end of your affiliation with the Company. You agree that you will not publish any of the Inventions without the prior written consent of the Company or its designee. Without limiting the foregoing, you also acknowledge that all original works of authorship which are made by you (solely or jointly with others) within the scope of your employment or which relate to the business of the Company or a Company affiliate and which are protectable by copyright are "works made for hire" pursuant to the United States Copyright Act (17 U.S.C. Section 101). You hereby assign to the Company or its designee all of your right, title and interest in and to all of the foregoing. You further represent that, to the best of your knowledge and belief, none of the Inventions will violate or infringe upon any right, patent, copyright, trademark or right of privacy, or constitute libel or slander against or violate any other rights of any person, firm or corporation, and that you will use your best efforts to prevent any such violation.

(b) Cooperation. At any time during or after the period during which you are affiliated with the Company, you will fully cooperate with the Company and its attorneys and agents in the preparation and filing of all papers and other documents as may be required to perfect the Company's rights in and to any such Inventions, including, but not limited to, joining in any proceeding to obtain letters patent, copyrights, trademarks or other legal rights with respect to any such Inventions in the United States and in any and all other countries, provided that the Company will bear the expense of such proceedings, and that any patent or other legal right so issued to you personally will be assigned by you to the Company or its designee without charge by you.

(c) Licensing and Use of Innovations. With respect to any Inventions, and work of any similar nature (from any source), whenever created, which you have not prepared or originated in the performance of your employment, but which you provide to the Company or incorporate in any Company product or system, you hereby grant to the Company a royalty-free, fully paid-up, non-exclusive, perpetual and irrevocable license throughout the world to use, modify, create derivative works from, disclose, publish, translate, reproduce, deliver, perform, dispose of, and to authorize others so to do, all such Inventions. You will not include in any Inventions you deliver to the Company or

use on its behalf, without the prior written approval of the Company, any material which is or will be patented, copyrighted or trademarked by you or others unless you provide the Company with the written permission of the holder of any patent, copyright or trademark owner for the Company to use such material in a manner consistent with then-current Company policy.

(d) Inventions Assigned to the United States. In addition, you agree to assign to the United States government any and all right, title, and interest that you may have in and/or to any and all Inventions whenever such full title is required to be assigned to the United States by a contract between the Company and the United States or any of its agencies.

(e) Maintenance of Records. You agree to keep and maintain adequate and current written records of all Inventions made by you (solely or jointly with others) during the term of your employment with the Company. The records will be in the form of notes, sketches, drawings, laboratory notebooks, and/or any other format that may be required by the Company. The records will be available to and remain the sole property of the Company at all times.

(f) Prior Inventions. Patented or unpatented inventions, if any, which you made prior to the commencement of your employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, you have set forth on Exhibit A attached hereto a complete list of all inventions that you have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of your employment with the Company, that you wish to have excluded from the scope of this Agreement (collectively referred to as "Prior Inventions"). If disclosure of any such Prior Invention would cause you to violate any prior confidentiality agreements that you are a party to, you understand that you are not to list such Prior Invention on Exhibit A. Instead, you are to disclose in the applicable space on Exhibit A, only a cursory name for each such invention, a listing of the party(s) to whom it belongs and the fact that full disclosure as to such invention has not been made for that reason. If no inventions are listed on Exhibit A, you acknowledge and agree that that there are no Prior Inventions. You further agree that you shall not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company's prior written consent; provided that, if, in the course of your employment with the Company, you incorporate (whether intentionally or inadvertently) a Prior Invention into a Company product, process, machine, or Invention, you hereby grant the Company a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention.

4. Disclosure to Future Employers. You will provide, and the Company, in its discretion, may provide, a copy of this Agreement to any business or enterprise which you may directly or indirectly own, manage, operate, finance, join, control or in which you may participate in the ownership, management, operation, financing, or control, or with which you may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.

5. No Conflicting Agreements. You hereby represent and warrant that you have no commitments or obligations inconsistent with this Agreement and you will indemnify and hold the Company harmless against loss, damage, liability or expense arising from any claim based upon circumstances alleged to be inconsistent with such representation and warranty. In addition:

(a) You represent that you have no agreement or other legal obligation with any prior employer or any other person or entity that restricts your ability to perform any function for the Company.

(b) You have been advised by the Company that at no time should you divulge to or use for the benefit of the Company any trade secret or confidential or proprietary information of any previous employer. You have not divulged or used any such information for the benefit of the Company.

(c) You have not and will not misappropriate any Invention that you played any part in creating while working for any former employer.

(d) You recognize that the Company has received, and in the future will receive, confidential or proprietary information from third parties subject to a duty on the Company to maintain the confidentiality of such information and to use it only for certain limited purposes. You agree to hold all such confidential and proprietary information in the strictest confidence and not to disclose it to any person or entity or to use it except as necessary to carry out your work for the Company consistent with the Company's agreement with such third parties.

(e) You acknowledge that the Company has based important business decisions on these representations, and affirm that all of the statements included herein are true.

6. General.

(a) Agreement Enforceable Upon Material Job Change. You acknowledge and agree that if you should transfer between or among any affiliates of the Company, wherever situated, or be promoted, demoted, reassigned to functions other than your present functions, or have your job duties changed, altered or modified in any way, all terms of this Agreement shall continue to apply with full force.

(b) Notices. All notices, requests, consents and other communications hereunder will be in writing, will be addressed to the receiving party's address set forth above or to such other address as a party may designate by notice hereunder, and will be either delivered by hand, sent by overnight courier, or sent by registered mail, return receipt requested, postage prepaid. All notices, requests, consents and other communications hereunder will be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such

notice is delivered to the courier service, or (iii) if sent by registered mail, on the fifth business day following the day such mailing is made.

(c) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement will affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(d) Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(e) Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party waiving or consenting to such terms or provisions. No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.

(f) Assignment. The Company, in its sole and absolute discretion, may assign its rights and obligations hereunder to any person or entity. You may not assign your rights and obligations under this Agreement without the prior written consent of the Company and any such attempted assignment by you without the prior written consent of the Company will be void.

(g) Benefit. All statements, representations, warranties, covenants and agreements in this Agreement will be binding on the parties hereto and will inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement will be construed to create any rights or obligations except between the Company and you, and no person or entity other than the Company will be regarded as a third-party beneficiary of this Agreement.

(h) Governing Law. This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, shall take effect as an instrument under seal within Massachusetts, and the validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal law of Massachusetts, without giving effect to conflict of law principles, and specifically excluding any conflict or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The parties acknowledge that the last act necessary to render this Agreement enforceable is its execution by the Company in Massachusetts, and that the Agreement shall be maintained in Massachusetts.

(i) Jurisdiction, Venue and Service of Process. Any legal action or proceeding with respect to this Agreement must be brought in the courts of the Commonwealth of Massachusetts or in the United States District Court for the District of Massachusetts and shall be subject to the jurisdiction of such courts only. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts.

(j) Waiver of Jury Trial. Any action, demand, claim or counterclaim arising under or relating to this Agreement will be resolved by a judge alone and each of the Company and you waive any right to a jury trial thereof.

(k) Severability. The parties intend this Agreement to be enforced as written. However, (i) if any portion or provision of this Agreement is to any extent declared illegal or unenforceable by a duly-authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law, and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision or the geographic area covered thereby, the court making such determination will have the power to reduce the duration and/or geographic area of such provision, and/or to delete specific words and phrases ("blue-pencilling"), and in its reduced or blue-pencilled form such provision will then be enforceable and will be enforced.

(l) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and will in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(m) Injunctive Relief and Legal Fees. You hereby expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in Section 1, 2 or 3 of this Agreement will result in substantial, continuing and irreparable injury to the Company. Therefore, you acknowledge and agree that in addition to any other remedy that may be available to the Company, the Company will be entitled to injunctive or other equitable relief by a court of appropriate jurisdiction in the event of any breach or threatened breach of the terms of Section 1, 2 or 3 of this Agreement. In addition, in the event that the Company brings any action to enforce the terms of this Agreement in a court of competent jurisdiction, the Company shall be entitled, in addition to any other relief which may be awarded, to recover from you its reasonable attorneys' fees, together with such other costs and reasonable expenses incurred in connection with such litigation.

(n) No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto or in any trade or industry, will operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment

or discontinuance of steps to enforce any such right, power or remedy, will preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto will not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement will entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(o) Employment at Will. You understand that neither this Agreement nor any other document that you have signed with the Company constitutes an implied or written employment contract or guarantee of continued employment and that your employment with the Company is on an "at-will" basis. Accordingly, you understand and agree that your employment with the Company may be terminated by either you or the Company, at any time, and for any or no reason.

(p) Survival. This entire Agreement and your obligations hereunder, shall survive any termination or cessation of your affiliation with the Company (for any or no reason).

(q) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(r) Opportunity to Review. You hereby acknowledge that you have had adequate opportunity to review these terms and conditions and to reflect upon and consider the terms and conditions of this Agreement, and that you have had the opportunity to consult with counsel of your own choosing regarding such terms. You further acknowledge that you fully understand the terms of this Agreement and have voluntarily executed this Agreement.

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If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this letter.

Very truly yours,

Skillz Inc

By: ______________________________
Name: Andrew Paradise
Title: CEO

Accepted and Agreed:

____
Andrew Paradise

Dated: 5/28/13

EXHIBIT A

TO: Skillz Inc.

FROM: Andrew Paradise

SUBJECT: Previous Inventions

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Skillz Inc. (the "Company") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☑ No inventions or improvements.

☐ See below:

____

____

____

☐ Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship
1.			
2.			
3.			

☐ Additional sheets attached.

____
Andrew Paradise